Exhibit 5.1 701 8th Street, N.W. Suite 500 Washington, DC 20001 Telephone: 202-220-6900 Fax: 202-220-6945 www.lockelord.com

December 6, 2023

Ponce Financial Group, Inc.

2244 Westchester Avenue

Bronx, New York 10462

RE: Ponce Financial Group, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration on Form S-8 of shares of common stock, par value $0.01 per share (the “Shares”) of Ponce Financial Group, Inc. (the “Company”) in connection with the issuance of up to 1,920,368 Shares to be issued pursuant to the Company’s 2023 Long-Term Incentive Plan (the “Incentive Plan”).

In rendering the opinion expressed herein, we have reviewed the Articles of Incorporation and By-laws of the Company, the proceedings of the Company’s board of directors, the Incentive Plan, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as applicable statutes and regulations governing the Company. We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based on the foregoing, we are of the opinion that following the effectiveness of the Form S-8, the Shares, when issued in accordance with the terms and conditions of the Incentive Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose. We hereby consent to the use of this opinion in the Form S-8.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP